QuickLinks -- Click here to rapidly navigate through this document

Registration No. 333-147832

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Post-Effective Amendment No. 1
to
Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Hawk Corporation
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	34-1608156 (I.R.S. Employer Identification Number)

200 Public Square, Suite 1500
Cleveland, Ohio 44114
(216) 861-3553
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

Hawk Corporation
Deferred Compensation Plan
(Full title of the plan)

Michael L. Roberson Secretary Hawk Corporation 200 Public Square, Suite 1500 Cleveland, Ohio 44114 (216) 861-3553	With copies to: Robert A. Rosenbaum Dorsey & Whitney LLP 50 South Sixth Street, Suite 1500 Minneapolis, Minnesota 55402 (612) 340-2600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

 DEREGISTRATION OF SECURITIES

        This Post-Effective Amendment No. 1 (this "Post-Effective Amendment"), filed by Hawk Corporation, a Delaware corporation (the "Company"), removes from registration all unsold securities registered under the Registration Statement on Form S-8 (Registration Number 333-147832) filed by the Company on December 5, 2007 (the "Registration Statement"), with the U.S. Securities and Exchange Commission, pertaining to the registration of $5,000,000 of deferred compensation plan obligations of the Company offered under the Hawk Corporation Deferred Compensation Plan (the "Plan").

        On October 14, 2010, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Carlisle Companies Incorporated, a Delaware corporation ("Parent"), and HC Corporation, a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Parent, providing for, among other things, the merger of Purchaser with and into the Company (the "Merger"), with the Company continuing as the surviving corporation, wholly owned by Parent. The Merger became effective at 7:22 p.m. on December 1, 2010 (the "Effective Time"), pursuant to a Certificate of Ownership and Merger filed with the Secretary of State of the State of Delaware.

        At the Effective Time, each share of Class A common stock, par value $0.01 per share, of the Company issued and outstanding immediately prior to the Merger was cancelled and (other than shares held in the treasury of the Company or owned by Parent or its subsidiaries or shares with respect to which appraisal rights were properly exercised under Delaware law) converted into the right to receive $50.00 per share in cash, without interest and less any required withholding taxes.

        As a result of the Merger, the Company has terminated the Plan and all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment and terminates the effectiveness of the Registration Statement.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Syracuse, State of New York, on this 8th day of December, 2010.

Hawk Corporation
By:	/s/ MICHAEL L. ROBERSON Michael L. Roberson Secretary

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

/s/ CHRISTOPHER KOCH Christopher Koch	President (principal executive officer)	December 8, 2010
/s/ THOMAS GILBRIDE Thomas Gilbride	Vice President, Finance and Treasurer (principal accounting and financial officer)	December 8, 2010
/s/ MICHAEL L. ROBERSON Michael L. Roberson	Secretary and Director	December 8, 2010
/s/ STEVEN J. FORD Steven J. Ford	Director	December 8, 2010
/s/ DAVID A. ROBERTS David A. Roberts	Director	December 8, 2010

QuickLinks

DEREGISTRATION OF SECURITIES
SIGNATURES